Exhibit 99.1

Reliance Global Group’s Revenue Grows by 16% for the Third Quarter of 2023

Working Capital Increases by $5.4 million

Company to Host Conference Call Today at 4:30 PM Eastern Time

LAKEWOOD, N.J., November 13, 2023 — Reliance Global Group, Inc. (Nasdaq: RELI; RELIW) (“Reliance”, “we” or the “Company”), today provided a business update and reported financial results for the third quarter and nine months ended September 30, 2023.

Ezra Beyman, CEO of Reliance, commented, “We are pleased to report a 16% and 19% year-over-year increase in revenue for the third quarter and first nine months of 2023 respectively. This growth primarily stems from the organic expansion of our business, bolstered by our acquisition of Barra Associates in April 2022. Following the acquisition and the rebranding to RELI Exchange, our agency network has demonstrated consistent growth. Despite substantial investments in RELI Exchange, we’ve managed to cut our operational losses by over 21% in the first nine months of 2023 compared to the same period in the prior year. Additionally, our working capital has increased by $5.4 million, or 117%, for the nine-month period ended, and as of September 30, 2023. RELI Exchange is crucial to our long-term strategic vision and growth and we are extremely pleased with the significant progress we’ve made in such a short time. By equipping independent agencies with a robust array of business tools, which include cutting-edge technologies and AI capabilities, RELI Exchange enables these agencies to not only compete but actually outperform larger national agencies in their services. Lastly, we’re moving to consolidate Reliance Global Group’s standalone agencies under the umbrella of RELI Exchange and look forward to providing near-term updates on our refined strategy.”

Moshe Fishman, Director of Insurtech and Operations, added, “Having completed the majority of our investment in RELI Exchange and experiencing solid performance across our operating subsidiaries, we’ve established what we believe is a highly scalable business model. The U.S. market alone presents a $2.7 trillion market opportunity for the Company, nearly 40% of the global market, and is anticipated to experience significant growth of 26% to $3.4 trillion by 2027. We remain active in tapping into this market and continue to seek out accretive business acquisition opportunities to grow our agency network, expand our national footprint, and increase our market share. As we continue to organically enhance our platform and broaden our presence throughout the U.S., we believe the Company is well-placed to achieve success in the short term and lay the groundwork for significant, ongoing long-term growth. We are confident that our strategic, cost-effective, and distinctive market approach can generate substantial long-term returns for our shareholders.”

The Company’s complete financial results are available in its Quarterly Report on Form 10-Q, which will be filed with the U.S. Securities and Exchange Commission today.

Conference Call

Reliance Global Group will host a conference call today at 4:30 PM Eastern Time to discuss the Company’s financial results for the quarter and nine months ended September 30, 2023, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 757200. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2381/49462 or on the investor relations section of the Company’s website at https://relianceglobalgroup.com/events-and-presentations/.

A webcast replay will also be available on the Company’s Investors section of the website (https://relianceglobalgroup.com/events-and-presentations/) through November 13, 2024. A telephone replay of the call will be available approximately one hour following the call, through November 27, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 49462.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI, RELIW) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements such as the Company having built a best-in-class InsurTech platform, making RELI Exchange an even more compelling value proposition and further accelerating growth of the platform, rolling out several other services in the near future to RELI Exchange agency partners, building RELI Exchange into the largest agency partner network in the U.S., the Company moving in the right direction and the Company’s highly scalable business model driving significant shareholder value. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risks as and uncertainties related to: the Company’s ability to generate the revenue anticipated and the ability to build the RELI Exchange into the largest agency partner network in the U.S., and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as the same may be updated from time to time. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and other subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: RELI@crescendo-ir.com